UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 11, 2016

Reading International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Center Drive, Suite 900, Los Angeles, California		90045
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (213) 235-2240

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  Appointment of New Principal Executive Officer and President.

On January 8, 2016, Ellen M. Cotter was duly appointed by the Board of Directors to the offices of President and Chief Executive Officer of the Company, to serve at the pleasure of the Board of Directors.

Ellen Cotter, age 49, a graduate of Smith College and Georgetown University Law Center, joined the Company in 1998 and has been for more than the past five (5) years the Chief Operating Officer (Domestic Cinemas) of the Company.  She was elected to the Board of Directors of the Company on March 13, 2013, and elected Chairman of the Board of Directors of the Company on August 7, 2014.   On June 12, 2015, she was appointed interim President and Chief Executive Officer, and served in that capacity through January 8, 2016.  Ms. Cotter has no employment contract and holds all executive offices at the pleasure of the Board of Directors.   It is anticipated that Ellen Cotter will in due course resign her position as Chief Operating Officer (Domestic Cinemas).

Ellen Cotter is the Co-Executor (with her sister Margaret Cotter) of the estate of her father, James J. Cotter, Sr. (the “Cotter Estate”), which is the record owner of 427,808 shares of our Class B Stock (representing 25.5% of such Class B Stock).  Ms. Cotter is also a Co-Trustee of the James J. Cotter, Sr. Trust, which is the record owner of 696,080 shares of Class B Stock (representing an additional 44.0% of such Class B Stock).  Ellen Cotter and Margaret Cotter have identified themselves as a “group” in filings under Section 13(d) of the Securities Exchange Act and together vote an absolute majority of the outstanding voting power of the Company.   While Margaret Cotter supports the appointment of Ellen Cotter as the President and Chief Executive Officer of the Company, the Company is advised by Ellen Cotter and Margaret Cotter that there is no agreement between them as to Ellen Cotter’s appointment or ongoing service in such offices.

Ellen Cotter is the sister of Margaret Cotter, who serves as Vice-Chair of the Board of Directors of the Company and as the President of Liberty Theaters, LLC (a wholly owned subsidiary of the Company) and whose wholly owned limited liability company, OBI, LLC, provides certain live theater management services to the Company.    Ellen Cotter is also the sister of James J. Cotter, Jr., who is also a director of the Company, and was from June 1, 2013 to June 12, 2015, the President and from August 7, 2014 to June 12, 2015, the Chief Executive Officer of the Company.  Ellen Cotter is the daughter of James J. Cotter, Sr., who, until his death on September 12, 2014, was the controlling stockholder of the Company and until August 7, 2014 was the Chairman of the Board and Chief Executive Officer of the Company.

The assets of the Cotter Estate and/or the James J. Cotter, Sr. Trust include a 50% non-managing member interest in Shadow View Land and Farming, LLC, (“Shadow View”), a beneficial 12.5% membership interest in Sutton Hill Properties, LLC (“Sutton Hill Properties”), held indirectly as a 50% partner in Sutton Hill Associates, a California general partnership, and a beneficial 50% interest in Sutton Hill Capital, LLC (“Sutton Hill Capital,” the Company’s landlord at its Village East Theater), held indirectly as a 50% partner in Sutton Hill Associates.    The Company is the owner, directly or indirectly, of the remaining 50% managing member interest in Shadow View and a 75% interest in Sutton Hill Properties and is the tenant of the Village East Theater.   Sutton Hill Properties is currently evaluating and doing preliminary development work with respect to its Cinemas 1, 2 & 3 property in New York City.   Shadow View is currently evaluating and doing entitlement work with respect to its Coachella, California, property.    Sutton Hill Capital, LLC, has the right to put its interest in the Village East Theater to the Company for $5.9 million.   In connection with her position as Co-Executor of the Cotter Estate and the Co-Trustee of the James J. Cotter, Sr. Trust, Ellen Cotter may be considered the beneficial owner of the interests in Sutton Hill Properties, Sutton Hill Capital and Shadow View formerly held by James J. Cotter, Sr.

Ellen Cotter will continue to receive the compensation she has been receiving as Interim President and Chief Executive Officer and Chief Operating Officer (Domestic Cinemas), until the matter of her compensation as President and Chief Executive Officer is determined by the Company’s Compensation and Stock Options Committee.  No plan, contract or arrangement (whether or not written) has been agreed to with respect to any change in her compensation.  If any such plan, contract or arrangement is entered into, the Company will file an amendment to this Form 8-K disclosing such plan, contract or arrangement with the time period required by the Rules and Regulations of the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

99.1Press release issued by Reading International, Inc. pertaining to its announcement on January 11, 2016 that the Board of Directors has appointed Ellen Cotter as President and Chief Executive Officer, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.3
READING INTERNATIONAL, INC.

Date: January 11, 2016	By:	/s/ Devasis Ghose
	Name:	Devasis Ghose
	Title:	Chief Financial Officer